As  filed  with  the  Securities and Exchange Commission on April 17, 1998.
                                                    Registration No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549

                                 __________

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933
                                 __________

                           BAYOU STEEL CORPORATION
           (Exact name of registrant as specified in its charter)

          DELAWARE                                      72-1125783
(State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                   Identification No.)

                                 RIVER ROAD
                               P. O. BOX 5000
                          LAPLACE, LOUISIANA 70069
                      (Address, including zip code, of
                  registrant's principal executive offices)

          BAYOU STEEL CORPORATION 1991 EMPLOYEES' STOCK OPTION PLAN
                           (Full title of the plan)

                                  __________

                               HOWARD M. MEYERS
                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  RIVER ROAD
                                P. O. BOX 5000
                           LAPLACE, LOUISIANA 70069
                                (504) 652-4900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               MARGARET F. MURPHY
         JONES, WALKER, WAECHTER, POITEVENT,  CARRERE & DENEGRE,L.L.P.
                             201 ST. CHARLES AVENUE
                       NEW ORLEANS, LOUISIANA 70170-5100

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================
                                Amount             Proposed maximum     Proposed maximum     Amount of
Title of securities             to be               offering price         aggregate         registration
to be registered                registered(1)          per unit          offering price      fee
-----------------------------------------------------------------------------------------------------------
Class A Common Stock
($.01 par value per share)..... 115,000 shares     $ 4.375(2)           $   503,125(2)       $    148.42(2)
                                485,000 shares       8.85(3)              4,292,250(3)          1,266.22(3)
                               --------                                 -----------          -----------
Total Common Stock............  600,000 shares                          $ 4,795,375          $  1,414.64
===========================================================================================================

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving the Class A Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which outstanding options may be exercised.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the American Stock Exchange on April 15, 1998.
===============================================================================


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by Bayou Steel Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 filed pursuant to Section 13 of the 1934 Act;

     (c) All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since September 30, 1997; and

     (d) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed July 8, 1988, as amended by Form 8 filed July 25, 1988, by incorporation by reference from the Company's Registration Statement on Form S-1 (Registration No. 33-22603).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 13(b) of the Company's Restated Certificate of Incorporation provides as follows:

          No director shall be personally liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that such director may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 102(b)(7) of the Delaware General Corporation Law allows a provision such as Article 13(b) of the Certificate of Incorporation to be included in a corporation's certificate of incorporation.

     Article 13(a) of the Corporation's Certificate of Incorporation provides that the Corporation shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, each person that such Section grants the Corporation the power to indemnify.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if he acted in good faith and in the manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal conduct was unlawful; provided that in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be available if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine otherwise. It must be shown in any such indemnification that the applicable standard of conduct has been met. To the extent that a director, officer or employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or of any claim therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145 also provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding, may be paid by the Corporation in advance of the final disposition of such action upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses provided by the Delaware corporation law are not exclusive of any other rights which may be granted under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. A corporation has the power to purchase and maintain insurance on behalf of any persons who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

     The Registrant has purchased a policy of director and officer liability insurance covering certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion  of  Jones,  Walker, Waechter,  Poitevent,  Carrere  &
          Denegre, L.L.P.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaPlace, State of Louisiana on February 25, 1998.

                                            BAYOU STEEL CORPORATION


                                            By:    /S/ HOWARD M. MEYERS
                                                   Howard M. Meyers
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                              POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Howard M. Meyers and Richard J. Gonzalez, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                   DATE


  /S/ HOWARD M. MEYERS      Chairman of the Board, Chief     February 25, 1998
    Howard M. Meyers       Executive Officer and Director


   /S/ JERRY M. PITTS        President, Chief Operating      February 25, 1998
     Jerry M. Pitts             Officer and Director


 /S/ RICHARD J. GONZALEZ    Vice President, Chief Financial  February 25, 1998
   Richard J. Gonzalez    Officer, Treasurer and Secretary


  /S/ LAWRENCE E. GOLUB               Director               February 25, 1998
    Lawrence E. Golub


   /S/ MELVYN N. KLEIN                Director               February 25, 1998
     Melvyn N. Klein


 /S/ ALBERT P. LOSPINOSO              Director               February 25, 1998
   Albert P. Lospinoso


  /S/ STANLEY S. SHUMAN               Director               February 25, 1998
    Stanley S. Shuman


 /S/ JEFFREY P. SANGALIS              Director               February 25, 1998
   Jeffrey P. Sangalis